Exhibit a(ii) under Form N-1A
                                            Exhibit 3(i) under Item 601/Reg. S-K


                  FEDERATED GOVERNMENT INCOME SECURITIES, INC.

                            CERTIFICATE OF CORRECTION

         Federated Government Income Securities, Inc., a Maryland corporation having post office addresses in the City of Pittsburgh, Pennsylvania and its principal office in the State of Maryland in Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

            FIRST:  The title of the document being corrected is:

                    "AMENDED AND RESTATED Articles of INCORPORATION"


           SECOND: The only party to the document being corrected is Federated Government Income Securities, Inc.

            THIRD: The document being corrected was filed with the State Department of Assessments and Taxation of Maryland on August 5, 1996.

          FOURTH: A. Article FOURTH (a) of the Amended and Restates  Articles of
               Incorporation as filed on August 5, 1996, reads as follows:

                         "FOURTH: (a) The Corporation is authorized to issue shares of common stock, par value $0.001 per share. The aggregate par value of all shares which the Corporation is authorized to issue is $2,000,000. Subject to the following paragraph, the authorized shares are classified as $500,000,000 shares of the Class A Shares, $500,000,000 shares of the Class B Shares, $500,000,000 shares of the Class C Shares, and $500,000,000 shares of the Class F Shares."


                    B. As corrected, Article FOURTH (a) of the Amended and Restated Articles of Incorporation reads as follows:

                         "FOURTH: (a) The Corporation is authorized to issue shares of common stock, par value $0.001 per share. The aggregate par value of all shares which the Corporation is authorized to issue is $2,000,000. Subject to the following paragraph, the authorized shares are classified as 500,000,000 shares of the Class A Shares, 500,000,000 shares of the Class B Shares, 500,000,000 shares of the Class C Shares, and 500,000,000 shares of the Class F Shares."

          FIFTH: A. Article SEVENTH (b) of the Amended and Restates  Articles of
               Incorporation as filed on August 5, 1996, reads as follows:

                         "SEVENTH: (b) Without the vote of the shares of any class of stock of the Corporation then outstanding (unless stockholder approval is otherwise required by applicable law) the Corporation may, if approved by the Board of Directors:

                    (i) Sell and convey the assets belonging or attributed to a class or series of stock to another corporation or trust that is a management investment company (as defined in the Investment Company Act of 1940, as amended) and is organized under the laws of any state of the United States for consideration which may include the assumption of all outstanding obligations, taxes and other liabilities, accrued or contingent, belonging or attributed to such class and which may include securities issued by such corporation or trust. Following such sale and conveyance, and after making provision for the payment of any liabilities belonging to attributed to such class that are not assumed by the purchaser of the assets belonging or attributed to such class, the Corporation may, at its option, redeem all outstanding shares of such class at the net asset value thereof as determined by the Board of Directors in accordance with the provisions of applicable law, less such redemption fee or other charge, if any, as may be fixed by resolution of the Board of Directors. Notwithstanding any other provision of the Charter of the Corporation to the contrary, the redemption price may be paid in any combination of cash or other assets belonging to attributed to the class, including but not limited to, the distribution of the securities or other consideration received by the Corporation for the assets belonging or attributed to such class upon such conditions as the Board of Directors deems, in its sole discretion, to be appropriate consistent with applicable law and the Charter of the Corporation.


                    (ii) Sell and convert the assets  belonging or attributed to a class or series of stock into money and, after making provision for the payment of all obligations, taxes and other liabilities, accrued or contingent, belonging or attributed to such class, the Corporation may, at its option (a) redeem all outstanding shares of such class at the net asset value thereof as determined by the Board of Directors in accordance with the provisions of applicable law, less such redemption fee or other charge, if any, as may be fixed by resolution of the Board of Directors that the Board of Directors deems, in its sole discretion, to be appropriate consistent with applicable law and the Charter of the Corporation, or (b) combine the assets belonging or attributed to such class following such sale and conversion with the assets belonging or attributed or more other classes of stock; or



                    (iii)Combine the assets  belonging or  attributed to a class or  series  of  stock  with  the  assets  belonging  or
                         attributed to any one or more classes or series of stock of the Corporation if the Board of Directors reasonably determines that such combination will not have a material adverse effect on the stockholders of any class or series of stock of the Corporation participating in such combination. In connection with any such combination of assets, the shares of any class or series of stock of the Corporation then outstanding may, if so determined by the Board of Directors, be converted into shares of any other class or classes or series of stock of the Corporation with respect to which conversion is permitted by applicable law, or may be redeemed, at the option of the Corporation, at the net asset value thereof as determined by the Board of Directors, less such redemption fee or charge, if any, as may be fixed by resolution of the Board of
                         Directors,   upon  such  conditions  as  the  Board  of
                         Directors deems, in its sole discretion, to be appropriate consistent with applicable laws and the Charter of the Corporation. Notwithstanding any other provision of this Charter to the contrary, any redemption price, or part thereof, may be paid in shares of any other existing or future class or classes of stock of the Corporation.



                           (iv) Any redemption made pursuant to this section shall be made and be effective upon terms, at the time and in accordance with procedures specified by the Board of Directors. At such time as the redemption is effective, all rights of the holders of such shares shall cease and terminate, except the right to receive the redemption payment, and the shares so redeemed shall no longer be outstanding for any purpose."


                    B. As corrected, Article SEVENTH (b) of the Amended and Restated Articles of Incorporation reads as follows:

                         "SEVENTH: (b)  [RESERVED]"



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         IN WITNESS WHEREOF, Federated Government Income Securities, Inc. has
caused these presents to be signed in its name and on its behalf by its duly authorized officers who acknowledge that this Certificate of Correction is the act of the Corporation, that to the best of their knowledge, information, and belief, all matters and facts set forth herein relating to the authorization and approval of this Certificate are true in all material respects, and that this statement is made under the penalties of perjury.

ATTEST:                            FEDERATED GOVERNMENT INCOME  SECURITIES, INC.


/s/ S. Elliott Cohan          By:  /s/ John W. McGonigle
S. Elliott Cohan                     John W. McGonigle
Assistant Secretary                  Executive Vice President and Secretary